AGREEMENT FOR PAYMENT OF CONSULTING SERVICES

This is a settlement agreement is for payment of services provided by EDGE FiberNet, Inc. (EDGE") to Charlie Szoradi during the period March 10 to December 10, 2020 ("the Service"). In full payment for the Services, Charles Szoradi will transfer his personal equity in FOMO CORP. (OTC/ETFM) to EDGE as follows:

Charles Szoradi will transfer 50,000 1% Series B Preferred shares (equal to 50 million common shares on conversion). These Series B Preferred shares are subject to the SEC's Rule 144, which requires a six-month hold before conversion into common stock and sales of common shares are allowed in the open market, unless the issuer FOMO CORP. (OTC/ETFM) registers such common shares with an effective SEC registration (S-1). The Series B Preferred shares and any common shares derived from conversion of Series B Preferred shares shall not be transferable without written consent of FOMO CORP.

This transaction will result in full settlement of payment for the Services. EDGE and Szoradi agree that they have no further claims to any payment for the Services.

SIGNATURE PAGE

Ted Flomenhaft	Charles Szoradi, CEO
EDGE Fibernet, Inc.	Independence LED Lighting LLC
Date: 12.21.2020	Date: 12/21/2020